Exhibit 99.1
Dana Holding Corporation Announces Appointments of
Joseph C. Muscari and Richard F. Wallman to Board of Directors
MAUMEE, Ohio — May 18, 2010 — Dana Holding Corporation (NYSE: DAN) today announced that Joseph C. Muscari, chairman and chief executive officer of Minerals Technologies, Inc.; and Richard F. Wallman, former senior vice president and chief financial officer of Honeywell International, Inc., have been appointed to the company’s Board of Directors.
“We are delighted to welcome Joe and Richard to the Dana Board,” said Dana Executive Chairman John Devine. “Both executives bring to our Board strong backgrounds and deep leadership experience.”
Muscari, 63, has served as CEO of Minerals Technologies, a global producer of specialty mineral products, since 2007. Prior to that, he held a series of roles with increasing responsibility at Alcoa. Beginning as an engineer, Muscari held a wide range of significant operational leadership roles at Alcoa and was appointed as executive vice president and chief financial officer in 2006. He earned a Bachelor of Science degree in Industrial Engineering from the New Jersey Institute of Technology and an MBA from the University of Pittsburgh. Muscari will serve on the Compensation Committee of the Dana Board.
Wallman, 59, served as senior vice president and chief financial officer of Honeywell International, Inc., from 1999 to 2003. He served in the same capacity from 1995 to 1999 at AlliedSignal, which merged with Honeywell in 1999. During the prior two decades, Wallman held financial leadership roles with IBM Corporation, Chrysler Corporation, and Ford Motor Company. He earned a Bachelor of Science degree in Electrical Engineering from Vanderbilt University and an MBA from the University of Chicago. Wallman will serve as chairman of the Audit Committee of the Dana Board.
About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; and sealing and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Maumee, Ohio, the company employs approximately 21,000 people in 26 countries and reported 2009 sales of $5.2 billion. For more information, please visit: www.dana.com.

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